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                                                                    EXHIBIT 3(i)


                           ARTICLES OF INCORPORATION

                                       OF

                        SIZELER PROPERTY INVESTORS, INC.


          The undersigned, being a natural person and acting as incorporator, does hereby form a business corporation in the State of Maryland, pursuant to the provisions of the Maryland General Corporation Law.


                                   ARTICLE I

                                 INCORPORATOR

          The name of the incorporator is Kayla E. Klos.

          The incorporator's address, including the street and number, if any, including the county or municipal area, and including the state or county, is:
800 Fleet Bank Building, Twelve Fountain Plaza, Buffalo, New York 14202.

          The incorporator is at least eighteen years of age.

          The incorporator is forming the corporation named in this Charter under the general laws of the State of Maryland, to wit, the Maryland General Corporation Law.


                                  ARTICLE II

                               NAME AND DURATION

          The name of the corporation is SIZELER PROPERTY INVESTORS, INC. (the "Corporation"). The duration of the Corporation shall be perpetual.


                                  ARTICLE III

                                   PURPOSES

          (a) The purposes for which the Corporation is formed are:
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          (1) To engage in the business of a real estate investment trust
("REIT") as that term is defined in the Internal Revenue Code of 1986, as amended, or any successor statute (the "Code") at any time prior to the occurrence of the Restriction Termination Date, if any, as defined in Article V,
Section 2 and to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland now or hereafter in force including the Maryland General Corporation Law; and

          (2) To engage in any one or more businesses or transactions, or to acquire all or any portion of any entity engaged in any one or more businesses or transactions which the Board of Directors may from time to time authorize or approve, whether or not related to the business described elsewhere in this
Article III or to any other business at the time or theretofore engaged in by the Corporation.

          (b) The foregoing enumerated purposes and objects shall be in no way limited or restricted by reference to, or inference from, the terms of any other clause of this or any other Article of the Charter of the Corporation, and each shall be regarded as independent; and they are intended to be and shall be construed as powers as well as purposes and objects of the Corporation and shall be in addition to and not in limitation of the general powers of corporations under the general laws of the State of Maryland including the Maryland General Corporation Law.


                                   ARTICLE IV

                          PRINCIPAL OFFICE IN MARYLAND
                               AND RESIDENT AGENT

          The present address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202. The name and address of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, a Maryland corporation, 300 East Lombard Street, Baltimore, Maryland 21202.


                                   ARTICLE V

                                 CAPITAL STOCK

SECTION 1.  AUTHORIZED CAPITAL STOCK.

          (a) Authorized Shares. The total number of shares of capital stock of all classes that the Corporation has authority to issue is 70,000,000, initially classified as 53,960,000 shares of common stock, par value $0.0001 per share (the "Common Stock"), 40,000 shares of

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Series A Preferred Stock, par value $0.0001 per share (the "Series A Preferred
Stock") and 16,000,000 shares of excess stock, par value $0.0001 per share (the "Excess Stock"). A majority of the entire Board of Directors, without action by the stockholders, may amend the Charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class that the Corporation has authority to issue.

          The Common Stock, the Series A Preferred Stock and the Excess Stock shall each constitute separate classes of capital stock of the Corporation.

          (b) Terminology and Aggregate Par Value. All classes of capital stock (except Excess Stock) are referred to herein as "Equity Stock;" all classes of capital stock (including Excess Stock) are referred to herein as "Stock." The aggregate par value of all of the Corporation's authorized Stock is $7,000.

SECTION 2.  REIT-RELATED RESTRICTIONS AND LIMITATIONS ON THE EQUITY STOCK.

          Until the "Restriction Termination Date," as defined below, all Equity Stock shall be subject to the following restrictions and limitations intended to preserve the Corporation's status as a REIT.

          (a) Definitions. As used in this Article V, the following terms shall have the indicated meanings:

               "Beneficial Ownership" or "Beneficially Own" shall mean ownership of Equity Stock by a Person who would be treated as an owner of such Equity Stock either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficially Own" and "Beneficially Owned" and "Beneficial Owner" shall have the correlative meanings.

               "Beneficiary" shall mean a beneficiary of the Trust as determined pursuant to Section 5(f) of this Article V.

               "Charitable Beneficiary" shall mean one or more beneficiaries of the Trust as determined pursuant to Section 5(b)(ii) of this Article V, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each Sections 170(b)(1)(A), 2055 and 2522 of the Code.

               "Constructive Ownership" or "Constructively Own" shall mean ownership of Equity Stock by a Person who would be treated as an owner of such Equity Stock either directly or indirectly through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructively

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          Own," "Constructively Owned" and "Constructive Owner" shall have the correlative meanings.

               "Market Price" shall mean the last reported sales price reported on the New York Stock Exchange, Inc. (the "NYSE"), of Equity Stock on the trading day immediately preceding the relevant date, or if not then traded on the NYSE, the last reported sales price of Equity Stock on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which Equity Stock may be traded, or if not then traded over any exchange or quotation system, then the market price of Equity Stock on the relevant date as determined in good faith by the Board of Directors of the Corporation.

               "Ownership Limit" shall mean 9.9% in value or in number of the outstanding Equity Stock, whichever is more restrictive. The number and value of the Equity Stock of the Corporation shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes.

               "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

               "Purported Beneficial Transferee" shall mean, with respect to any purported Transfer that results in Excess Stock as defined below in
          Section 5 of this Article V, the purported beneficial transferee for whom the Purported Record Transferee would have acquired Equity Stock if such Transfer had been valid under Section 2(b) of this Article V.

               "Purported Record Transferee" shall mean, with respect to any purported Transfer which results in Excess Stock, the Person who would have been the record holder of Equity Stock if such Transfer had been valid under Section 2(b) of this Article V.

               "Restriction Termination Date" shall mean the effective date, if any, for revocation or termination of the Corporation's REIT election pursuant to Section 856(g) of the Code, as specified in a resolution of the Board of Directors of the Corporation determining that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT. If no such effective date is specified in such resolution, the Restriction Termination Date shall be the date such revocation or termination otherwise becomes effective.

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               "Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of Equity Stock (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Equity Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Equity Stock), whether voluntary or involuntary, whether of record beneficially or constructively (including but not limited to transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Equity Stock), and whether by operation of law or otherwise. The terms "Transfers" and "Transferred" shall have the correlative meanings.

               "Trust" shall mean the trust created pursuant to Section 5(b) of this Article V.

               "Trustee" shall mean the Person unaffiliated with the Corporation and a Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Trust.

          (b) Ownership Limitation and Transfer Restrictions with Respect to Equity Stock.

               (i) Except as provided in Section 2(f) of this Article V, prior to the Restriction Termination Date, no Person shall Beneficially Own or Constructively Own shares of Equity Stock in excess of the Ownership Limit.

               (ii) Except as provided in Section 2(f) of this Article V, prior to the Restriction Termination Date, any Transfer that, if effective, would result in any Person Beneficially Owning or Constructively Owning Equity Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of such Equity Stock that would be otherwise Beneficially Owned or Constructively Owned (as the case may be) by such Person in excess of the Ownership Limit; and the Purported Record Transferee (and the Purported Beneficial Transferee, if different) shall acquire no rights in such excess shares of Equity Stock.

               (iii) Except as provided in Section 2(f) of this Article V, prior to the Restriction Termination Date, any Transfer that, if effective, would result in the outstanding Equity Stock being Beneficially Owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio as to the Transfer of such Equity Stock which would be otherwise Beneficially Owned by the transferee; and the Purported Record Transferee (and the Purported Beneficial Transferee, if different) shall acquire no rights in such shares of Equity Stock.

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               (iv)  Prior to the Restriction Termination Date, any Transfer
          that, if effective, would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or would otherwise result in the Corporation failing to qualify as a REIT, shall be void ab initio as to the Transfer of the shares of Equity Stock that would cause the Corporation to be "closely held" within the meaning of Section 856(h) of the Code or otherwise to fail to qualify as a REIT, as the case may be; and the Purported Record Transferee (and the Purported Beneficial Transferee, if different) shall acquire no rights in such shares of Equity Stock.

               (v) If the Board of Directors or its designee shall at any time determine in good faith that a Transfer of Equity Stock has taken place in violation of this Section 2(b) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership (determined without reference to any rules of attribution) or Constructive Ownership of any Equity Stock of the Corporation in violation of this
          Section 2(b), the Board of Directors or its designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer, including but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers or attempted Transfers in violation of Section 2(b)(ii),
          Section 2(b)(iii) or Section 2(b)(iv) of this Article V shall automatically result in the conversion and exchange described in
          Section 2(c), irrespective of any action (or non-action) by the Board of Directors, except as provided in Section 2(f) of this Article V.

          (c) Automatic Conversion of Equity Stock into Excess Stock.

          Subject to Section 5(a) of this Article V below,

               (i) If, notwithstanding the other provisions contained in this
          Article V, at any time prior to the Restriction Termination Date there is a purported Transfer or other change in the capital structure of the Corporation such that any Person would Beneficially Own or Constructively Own Equity Stock in excess of the Ownership Limit, then, except as otherwise provided in Section 2(f) of this Article V, such shares of Equity Stock in excess of the Ownership Limit (rounded up to the nearest whole share) shall automatically (and without action by the Corporation or by any purported Transferor, Purported Record Transferee or Purported Beneficial Transferee of such Equity Stock, in the case of a Transfer) be converted into and exchanged for an equal number of shares of Excess Stock. Such conversion and exchange shall be effective as of the close of business on the business day prior to the date of the purported Transfer or change in capital structure.

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               (ii) If, notwithstanding the other provisions contained in this
          Article V, at any time prior to the Restriction Termination Date there is a purported Transfer or other change in the capital structure of the Corporation that, if effective, would cause the Corporation to become "closely held" within the meaning of Section 856(h) of the Code or otherwise to fail to qualify as a REIT, then the shares of Equity Stock being Transferred, or resulting from any other change in the capital structure of the Corporation, that would cause the Corporation to be "closely held" within the meaning of Section 856(h) of the Code or otherwise to fail to qualify as a REIT, as the case may be, (rounded up to the nearest whole share) shall automatically (and without any action by the Corporation or by any purported Transferor, Purported Record Transferee or Purported Beneficial Transferee of such Equity Stock, in the case of a Transfer) be converted into and exchanged for an equal number of shares of Excess Stock. Such conversion and exchange shall be effective as of the close of business on the business day prior to the date of the purported Transfer or change in capital structure.

          (d) The Corporation's Right to Redeem Stock. The Corporation shall have the right to redeem any Stock that is Transferred, or is attempted to be Transferred, in violation of Section 2(b) of this Article V, or which has become shares of Excess Stock as provided in Section 2(c) of this Article V, at a price per share equal to the lesser of (i) the price per share in the transaction that created such violation or attempted violation (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price of the class of Equity Stock to which such shares of Excess Stock relate on the date the Corporation, or its designee, gives notice of such redemption. The Corporation shall have the right to redeem any Stock described in this Section for a period of 90 days after the later of (i) the date of the Transfer or attempted Transfer or (ii) the date the Board of Directors determines in good faith that a Transfer has occurred, if the Corporation does not receive a notice of such Transfer pursuant to Section 2(e) of this Article V.

          (e) Notice Requirements and General Authority of the Board of Directors to Implement REIT-Related Restrictions and Limitations.

               (i) Any Person who acquires or attempts to acquire shares of Equity Stock in violation of Section 2(b) of this Article V, and any Person who is a Purported Record Transferee or a Purported Beneficial Transferee such that Equity Stock proposed to be acquired is converted into Excess Stock under Section 2(c) of this Article V, shall immediately give written notice or in the event of a proposed or attempted Transfer, give at least 15 days' prior written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Corporation's status as a REIT.

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               (ii)  Prior to the Restriction Termination Date, every Beneficial
          Owner or Constructive Owner of more than 5.0% (or such other percentage, between 0.5% and 5.0%, as provided in the income tax regulations promulgated under the Code) of the number or value of outstanding Equity Stock of the Corporation shall, within 30 days after January 1 of each year, give written notice to the Corporation stating the name and address of such Beneficial Owner or Constructive Owner, the number of shares of Equity Stock Beneficially Owned or Constructively Owned, and a description of how such shares are held. Each such Beneficial Owner or Constructive Owner shall provide to the Corporation such additional information that the Corporation may reasonably request in order to determine the effect, if any, of such Beneficial Ownership or Constructive Ownership on the Corporation's status as a REIT; and

               (iii) Prior to the Restriction Termination Date, each Person who is a Beneficial Owner or Constructive Owner of Equity Stock and each Person (including the stockholder of record) who is holding Equity Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information that the Corporation may reasonably request, in good faith, in order to determine the Corporation's status as a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

               (iv) Each certificate for Equity Stock to be issued by the Corporation hereafter shall bear substantially the following legend:

               "The securities represented by this certificate are subject to restrictions on ownership and transfer for the purpose of the Corporation's maintenance of its status as a "real estate investment trust" under the Internal Revenue Code of 1986, as amended. Except as otherwise provided pursuant to the Charter of the Corporation, no Person may Beneficially Own or Constructively Own Equity Stock in excess of 9.9% (in value or in number of shares of Equity Stock, whichever is more restrictive) of the outstanding Equity Stock of the Corporation, with further restrictions and exceptions set forth in the Charter of the Corporation. There shall be no Transfer that would cause a violation of the Ownership Limit, that would result in Equity Stock of the Corporation being Beneficially Owned by fewer than 100 persons or that would result in the Corporation's being "closely held" under section 856(h) of the Code. Any Person who attempts or proposes to own, Beneficially Own or Constructively Own Equity Stock in excess of the above limitation must notify the Corporation in writing at least 15 days prior to such proposed or attempted Transfer to such Person. If attempt is made to violate these restrictions on Transfers, (i) any purported Transfer will be void and will not be recognized by the Corporation, (ii) the Corporation will have the right to redeem the Stock proposed to be Transferred, and (iii) the Stock represented hereby generally will be automatically converted into and exchanged for Excess

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          Stock, which will be held in trust by the Trustee in part for the benefit of a Charitable Beneficiary. All capitalized terms in this legend have the meanings defined in the Charter of the Corporation, a copy of which, including the restrictions on ownership and transfer, will be sent without charge to each stockholder who directs a request to the Chairman of the Board of the Corporation."

               (v) Subject to Section 2(f)(iii) of this Article V, nothing contained in this Article V shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation's status as a REIT.

          (f)  Exemptions.

               (i) The Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to the Board of Directors and upon at least 15 days' written notice from a Transferee prior to a proposed Transfer that, if consummated, would result in the intended Transferee Beneficially Owning Equity Stock in excess of the Ownership Limit, and upon such other conditions as the Board of Directors may direct, may in its sole and absolute discretion exempt a Person from the Ownership Limit.

               (ii) The Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to the Board of Directors, may in its sole and absolute discretion exempt a Person from the limitation on a Person Constructively Owning Equity Stock in excess of the Ownership Limit, if (x) such Person does not and represents that it will not directly own or Constructively Own more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in a tenant of the Corporation; (y) the Corporation obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact; and
          (z) such Person agrees that any violation or attempted violation of such representations, undertakings and agreement will result in such Equity Stock in excess of the Ownership Limit being converted into and exchanged for Excess Stock in accordance with Section 2(c) of this
          Article V.

               (iii) Nothing in this Article V shall preclude the settlement of a transaction entered into through the facilities of any interdealer quotation system or national securities exchange upon which Equity Stock is traded. Notwithstanding the previous sentence, certain transactions may be settled by providing Excess Stock as set forth in this Article V.

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               (iv) Subject to sub-paragraph (b) (iv) of this Article V,
          Section 2, an underwriter which participates in a public offering or a private placement of Equity Stock (or securities convertible into or exchangeable for Equity Stock) may Beneficially Own or Constructively Own shares of Equity Stock (or securities convertible into or exchangeable for Equity Stock) in excess of the Ownership Limit but only to the extent necessary to facilitate such public offering or private placement or to support such offering or placement in the aftermarket.

               (v) The Board of Directors may from time to time increase or decrease the Ownership Limit; provided however,

               (A) Any decrease may be made only prospectively as to subsequent holders (other than a decrease as a result of a retroactive change in existing law, in which case such decrease shall be effective immediately);

               (B) The Ownership Limit may be increased if, after giving effect to such increase, five Persons could Beneficially Own or Constructively Own in the aggregate, of more than 50.0% in value of the shares of Equity Stock then outstanding; and

               (C) Prior to the modification of Ownership Limit, the Board of Directors of the Corporation may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT.

          (g) Savings Provision. If any of the restrictions on transfer of stock contained in this Article are determined to be void, invalid or unenforceable by any court of competent jurisdiction, then the Purported Record Transferee may be deemed, at the option of the Corporation, to have acted as an agent of the Corporation in acquiring such stock and to hold such stock on behalf of the Corporation.

SECTION 3.  CLASSIFICATION AND RECLASSIFICATION OF STOCK.

          (a) Power of Board to Classify or Reclassify Stock. The Board of Directors shall have the power, in its sole discretion and without limitation, to classify or reclassify any unissued Stock, whether now or hereafter authorized, by setting, altering or eliminating in any one or more respects, from time to time, before the issuance of such Stock, any feature of such Stock, including, but not limited to, the designation, preferences, conversion or other rights, voting powers, qualifications and terms and conditions of redemption of, and limitations as to dividends and any other restrictions on, such Stock. The power of the Board of Directors to classify and reclassify any of the shares of capital stock shall include, without limitation, subject to the provisions of the Charter, authority to classify or reclassify any unissued shares of such stock into a class or classes of preferred stock, preference stock, special stock or other stock, and

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to divide and classify shares of any class into one or more series of such class, by determining, fixing or altering one or more of the following:

               (i) The distinctive designation of such class or series and the number of shares which constitute such class or series; provided that, unless otherwise prohibited by the terms of such or any other class or series, the number of shares of any class or series may be decreased by the Board of Directors in connection with any classification or reclassification of unissued shares and the number of shares of such class or series may be increased by the Board of Directors in connection with any such classification or reclassification, and any shares of any class or series which have been redeemed, purchased, otherwise acquired or converted into shares of Common Stock or any other class or series shall become part of the authorized capital stock and be subject to classification and reclassification as provided in this subparagraph.

               (ii) Whether or not and, if so, the rates, amounts and times at which, and the conditions under which, dividends shall be payable on shares of such class or series, whether any such dividends shall rank senior or junior to or on a parity with the dividends payable on any other class or series of stock, and the status of any such dividends as cumulative, cumulative to a limited extent or non-cumulative and as participating or non-participating.

               (iii) Whether or not shares of such class or series shall have voting rights, in addition to any voting rights provided by law and, if so, the terms of such voting rights.

               (iv) Whether or not shares of such class or series shall have conversion or exchange privileges and, if so, the terms and conditions thereof, including provision for adjustment of the conversion or exchange rate in such events or at such times as the Board of Directors shall determine.

               (v) Whether or not shares of such class or series shall be subject to redemption and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; and whether or not there shall be any sinking fund or purchase account in respect thereof, and if so, the terms thereof.

               (vi) The rights of the holders of shares of such class or series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Corporation, which rights may vary depending upon whether such liquidations dissolution or winding up is voluntary or involuntary and, if

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          voluntary, may vary at different dates, and whether such rights shall rank senior or junior to or on a parity with such rights of any other class or series of stock.

               (vii) Whether or not there shall be any limitations applicable, while shares of such class or series are outstanding, upon the payment of dividends or making of distributions on, or the acquisition of, or the use of moneys for purchase or redemption of, any stock of the Corporation, or upon any other action of the Corporation, including action under this subparagraph, and, if so, the terms and conditions thereof.

               (viii) Any other preferences, rights, restrictions, including restrictions on transferability, and qualifications of shares of such class or series, not inconsistent with law and the Charter of the Corporation.

          (b) Ranking of Stock. For the purposes hereof and of any articles supplementary to the Charter providing for the classification or reclassification of any shares of capital stock or of any other charter document of the Corporation (unless otherwise provided in any such articles or document), any class or series of stock of the Corporation shall be deemed to rank:

               (i) Prior to another class or series either as to dividends or upon liquidation, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable on liquidation, dissolution or winding up, as the case may be, in preference or priority to holders of such other class or series.

               (ii) On a parity with another class or series either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation price per share thereof be different from those of such others, if the holders of such class or series of stock shall be entitled to receipt of dividends or amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or redemption or liquidation prices, without preference or priority over the holders of such other class or series.

               (iii) Junior to another class or series either as to dividends or upon liquidation, if the rights of the holders of such class or series shall be subject or subordinate to the rights of the holders of such other class or series in respect of the receipt of dividends or the amounts distributable upon liquidation, dissolution or winding up, as the case may be.

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SECTION 4.  COMMON STOCK.

          Subject to the provisions of Sections 2 and 5 of this Article V, the Common Stock shall have the following designation, preferences, conversion or other rights, voting powers, qualifications and terms and conditions of redemption, limitations as to dividends and any other restrictions, and such others as may be afforded by law:

          (a) Voting Rights. Subject to action, if any, by the Board of Directors, pursuant to Section 3 of this Article V, each share of Common Stock shall have one vote, and, except as otherwise provided in respect of the Series A Preferred Stock or any class of stock hereafter classified or reclassified, the exclusive voting power for all purposes shall be vested in the holders of the Common Stock. Shares of Common Stock shall not have cumulative voting rights.

          (b) Dividend Rights. After provision(s) with respect to preferential dividends on any then outstanding classes of preferred stock, if any, fixed by the Board of Directors pursuant to Section 3 of this Article V or provided for in Article VI shall have been satisfied, and after satisfaction of any other requirements, if any, including with respect to redemption rights and preferences, of any such classes of preferred stock, then and thereafter the holders of Common Stock shall be entitled to receive, pro rata in relation to the number of shares of Common Stock held by them, such dividends or other distributions as may be declared from time to time by the Board of Directors out of funds legally available therefor.

          (c) Liquidation Rights. In the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, fixed pursuant to Section 3 of this
Article V or provided for in Article VI, to be distributed to the holders of any then outstanding preferred stock, and subject to the right, if any, of the holders of any outstanding preferred stock to participate further in any liquidating distributions, all of the assets of the Corporation, if any, remaining, of whatever kind available for distribution to stockholders after the foregoing distributions have been made shall be distributed to the holders of the Common Stock, ratably in proportion to the number of shares of Common Stock held by them. For purposes of making liquidating distributions pursuant to this
Section 4(c) of this Article V, Excess Stock shall be included as part of the preferred stock and the Common Stock to the extent provided in Section 5(e) of this Article V below.

          (d) Conversion Rights. Each share of Common Stock is convertible into Excess Stock as provided in Section 2(c) of this Article V.

SECTION 5.  EXCESS STOCK.

          (a) Condition to Issuance. The provisions of this Article V to the contrary notwithstanding, the automatic conversion and exchange of certain Equity Stock into Excess Stock in the circumstances provided for in Section 2(c) of this Article V shall be deemed not to have occurred, nunc pro tunc, if the Corporation shall have determined, in the sole and absolute discretion of the Board of Directors, that the issuance by the Corporation of Excess Stock would cause the Corporation to fail to satisfy the organizational and operational requirements that must be met for the Corporation to qualify for treatment as a REIT.

          (b) Ownership of Excess Stock in Trust.

               (i) Upon any purported Transfer that results in Excess Stock pursuant to Section 2(c) of this Article V, such Excess Stock shall be held, in book entry form, in the name of the Trustee in Trust for the exclusive benefit of (i) one or more Charitable Beneficiaries and (ii) such Beneficiary or Beneficiaries to whom an interest in such Excess Stock may later be transferred pursuant to Section 5(f) of this
          Article V. Excess Stock so held in Trust shall be issued and outstanding Stock of the Corporation. The Purported Record Transferee shall have no rights in such Excess Stock except the right to designate a transferee of such Excess Stock upon the terms specified in Section 5(f) of this Article V. The Purported Beneficial Transferee shall have no rights in such Excess Stock except as provided in Section 5(f) of this Article V.

               (ii) By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the shares of Excess Stock held in the Trust would not violate the restrictions set forth in Section 2(b) of this Article V in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

          (c) No Voting Rights. Except as required by law, Excess Stock shall not be entitled to vote on any matters. Any vote cast by the Purported Record Transferee in respect of shares of Excess Stock prior to the discovery that shares of Equity Stock had been converted into Excess Stock, shall be void ab initio.

          (d) Dividend Rights. Subject to the provisions of this Section 5(d) of this Article V, Excess Stock shall be entitled to receive dividends equal to the dividends declared on any class of Equity Stock from which the Excess Stock had been converted, and a declaration of dividends on such class of Equity Stock shall also constitute a declaration of dividends on the Equity Stock. The Trustee shall have all rights to dividends or other distributions with respect to shares of Excess Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Equity Stock had been converted into Excess Stock and transferred to the Trustee shall be paid with respect to such shares of Excess Stock to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividends or distributions so paid over to the Trustee shall be held in trust for the Charitable Beneficiary. Notwithstanding the provisions of this Article V, until the Corporation has received notification that shares of Equity Stock have been converted to Excess Stock and transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

          (e) Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, each holder of share(s) of Excess Stock shall be entitled to receive that portion of the assets of the Corporation that would have been distributed to the Equity Stock in respect of which the Excess Stock was issued. The Trustee, as holder of the Excess Stock in Trust, shall distribute ratably to the Beneficiaries of the Trust, when determined, any such assets received in respect of the Excess Stock in any liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, provided that any amounts per share in excess of (i) the price per share paid by the Purported Record Transferee for the Equity Stock that resulted in Excess Stock or (ii) if the Purported Record Transferee did not give value for such Excess Stock (through gift, devise or other transaction), the price per share equal to the Market Price on the date of the purported Transfer that resulted in the Excess Stock, shall be paid to the Charitable Beneficiary.

          (f) Restrictions on Transfer; Designation of Beneficiary.

               (i) Excess Stock shall not be transferable. The Purported Record Transferee may freely designate a Beneficiary of an interest in the Trust (representing the number of shares of Excess Stock held by the Trust attributable to a purported Transfer that resulted in Excess Stock), if the Excess Stock held in the Trust would not be Excess Stock in the hands of such Beneficiary and the Purported Record Transferee does not receive a price for designating such Beneficiary that reflects a price per share of Excess Stock that exceeds (x) the price per share that such Purported Record Transferee paid for the Equity Stock in the purported Transfer that resulted in the Excess Stock; or (y) if the Purported Record Transferee did not give value for such Excess Stock (through a gift, devise or other transaction), the price per share equal to the Market Price on the date of the purported Transfer that resulted in the Excess Stock. Upon such transfer of an interest in the Trust, the corresponding shares of Excess Stock in the Trust shall automatically be exchanged for an equal number of shares of Equity Stock of the same class as such stock had been previously immediately prior to it becoming Excess Stock, and such shares of Equity Stock shall be transferred of record to the transferee of the interest in the Trust if such Equity Stock would not be Excess Stock in the hands of such Beneficiary. Prior to any transfer of any interest in the Trust, the Purported Record Transferee must give advance notice to the

          Corporation of the intended transfer and the Corporation must have waived in writing its redemption rights under Section 2(d) of this
          Article V.

               (ii) Notwithstanding the foregoing, if a Purported Record Transferee receives a price for designating a Beneficiary of an interest in the Trust that exceeds the amounts allowable under Section 5(f)(i) of this Article V, such Purported Record Transferee shall pay, or cause such Beneficiary to pay, such excess to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Equity Stock have been converted into Excess Stock and transferred to the Trustee, such shares are sold by a Purported Record Transferee, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Purported Record Transferee received an amount for such shares that exceeds the amount allowable under Section 5(f)(i) of this Section V, such excess shall be paid to the Trustee upon demand.

               (iii) Each Purported Record Transferee and Charitable Beneficiary waive any and all claims that they may have against the Trustee and the Trust arising out of the disposition of any shares of Excess Stock transferred to the Trust, except for claims arising out of the gross negligence or willful misconduct of, or any failure to make payments in accordance with this Section 5(f)(iii) of this Article V by, the Trustee or the Corporation.

SECTION 6.  GENERAL PROVISIONS.

          (a) Interpretation and Ambiguities. The Board of Directors shall have the power to interpret and to construe the provisions of this Article V, including any definition contained in Section 1, and the Board of Directors shall have the power to determine the application of the provisions of this
Article V with respect to any situation based on the facts known to it, and any such interpretation, construction and determination shall be final and binding on all interested parties, including the stockholders.

          (b) Severability. If any provision of this Article V or any application of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

                                  ARTICLE VI

                           SERIES A PREFERRED STOCK

SECTION 1.  DESIGNATION AND AMOUNT.

          There is hereby designated 40,000 shares of Equity Stock, par value $0.0001 per share, as Series A Preferred Stock.

SECTION 2.  DIVIDENDS AND DISTRIBUTIONS.

          (A) Subject to the prior and superior rights of the holders of any shares of any class or series of Preferred Stock ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors (as used in this Article VI the "Board") out of funds legally available for that purpose, quarterly dividends payable in cash on a day (specified by the Board) in each quarterly period of each year commencing on or after the initial date of issuance of the shares of Series A Preferred Stock with respect to which dividends have been declared, but in no event later than the 20th day of December, March, June and September or, if any such day is not a business day, on the next succeeding business day (each such date being referred to in this Article VI as a "Quarterly Dividend Payment Date") commencing after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $0.01 or (b) subject to the provision for adjustment hereinafter set forth, one thousand (1,000) times the aggregate per share amount of all cash dividends, and one thousand (1,000) times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of the Common Stock, or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time the effective date of this Charter (the "Rights Declaration Date") (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (B) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of

Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $0.01 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

          (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than thirty (30) days prior to the date fixed for the payment thereof.

SECTION 3. VOTING RIGHTS.

          The holders of shares of Series A Preferred Stock shall have the following voting rights:

          (A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to one thousand (1,000) votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (B) Except as otherwise provided herein or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

Except as otherwise provided herein or by law, the holders of the shares of Series A Preferred Stock shall not be entitled to vote as a separate class on any matters submitted to a vote of the stockholders.

          (C) Except as set forth herein, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

SECTION 4. CERTAIN RESTRICTIONS.

          (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 of this Article VI are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

          (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to, the Series A Preferred Stock;

          (ii) declare or pay dividends on, or make any other distributions on, any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock and all such junior stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

          (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

          (iv) purchase or otherwise acquire for consideration of any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board) to all holders of such shares upon such terms as the Board, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

          (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation should, under paragraph (A) of this Section 4 of Article VI, purchase or otherwise acquire such shares at such time and in such manner.

SECTION 5. REACQUIRED SHARES.

          Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall become authorized but unissued shares of Series A Preferred Stock and may be reclassified and reissued by resolution of the Board, subject to the conditions and restrictions on issuance set forth herein.

SECTION 6. LIQUIDATION, DISSOLUTION OR WINDING UP.

          (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $.01 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preference"). Notwithstanding any provision of this Charter to the contrary, following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) one thousand (1,000) (as appropriately adjusted as set forth in paragraph (C) of this Section to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii) immediately above being referred to as the "Adjusted Number"). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Preferred Stock and Common Stock, respectively, holders of Series A Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to such Preferred Stock and Common Stock, on a per share basis, respectively.

          (B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series A Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

          (C) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

SECTION 7. CONSOLIDATION, MERGER, ETC.

          In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock, securities, cash or any other property, then in any such case the shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to one thousand (1,000) times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock, or (ii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

SECTION 8. REDEMPTION.

          The outstanding shares of Series A Preferred Stock, at the option of the Board, may be redeemed as a whole, but not in part, at any time, or from time to time, at a cash price per share equal to one hundred five percent (105%) of (i) the product of the Adjustment Number times the Average Market Value (as such term is hereinafter defined) of the Common Stock, plus (ii) all dividends which on the redemption date have accrued on the shares to be redeemed and have not been paid, or declared and a sum sufficient for the payment thereof set apart, without interest. The "Average Market Value" is the average of the closing sale prices of the Common Stock during the thirty (30) day period immediately preceding the date before the redemption date on the Composite Tape for New York Stock Exchange Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such stock is listed, or, if such stock is not listed on any such exchange, the average of the closing sale prices with respect to a share of Common Stock during such thirty (30) day period, as quoted on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value of the Common Stock as determined by the Board of Directors in good faith.

SECTION 9. RANKING.

          The Series A Preferred Stock shall rank junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

SECTION 10. AMENDMENT.

          Except as otherwise provided by law, the Charter of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Preferred Stock, voting separately as a class.

SECTION 11. FRACTIONAL SHARES.

          At the Corporation's sole discretion, Series A Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.


                                  ARTICLE VII

                             THE BOARD OF DIRECTORS

SECTION 1.  AUTHORIZED NUMBER AND INITIAL DIRECTORS.

          The business and affairs of the Corporation shall be managed by a Board of Directors. The authorized number of directors of the Corporation initially shall be eight, which number may be increased or decreased pursuant to the Bylaws of the Corporation, but shall never be less than the minimum number permitted by the General Laws of the State of Maryland now or hereafter in force. The persons who shall serve as directors effectively immediately and until their successors are duly elected and qualify are as follows:

                         J. Terrell Brown
                         Harold B. Judell
                         Richard L. Pearlstone
                         Francis L. Fraenkel
                         Sidney W. Lassen

                         Thomas A. Masilla, Jr.
                         James W. McFarland
                         Theodore H. Strauss

At least three of the directors of the Corporation shall be Independent Directors (as defined in Section 10 of this Article VII). No decrease in the number of directors shall shorten the term of any incumbent director.

SECTION 2.  DIRECTORS ELECTED BY PREFERRED STOCKHOLDERS.

          Whenever the holders of any one or more series of preferred stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the Board of Directors shall consist of said directors so elected in addition to the number of directors fixed as provided in Section 1 of this Article VII or in the Bylaws. Notwithstanding the foregoing, and except as otherwise may be required by law, whenever the holders of any one or more series of preferred stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director of directors elected by such holders shall expire at the next succeeding annual meeting of stockholders.

SECTION 3.  GENERAL TERM OF OFFICE; CLASSES OF DIRECTORS.

          The directors of the Corporation (except for the directors elected by the holders of any one or more series of preferred stock of the Corporation as provided in Section 2 of this Article VII) shall be divided into three classes, Class I, Class II and Class III, as follows:

               (1) The term of office of Class I shall be until the 2002 annual meeting of stockholders and until their successors shall be elected and have qualified and thereafter shall be for three years and until their successors shall be elected and have qualified;

               (2) the term of office of Class II shall be until the 2003 annual meeting of stockholders and until their successors shall be elected and have qualified and thereafter shall be for three years and until their successors shall be elected and have qualified; and

               (3) the term of office of Class III shall be until the 2004 annual meeting of stockholders and until their successors shall be elected and have qualified and thereafter shall be for three years and until their successors shall be elected and have qualified.

          The number of directors in each class shall be as nearly equal in number as possible. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain or attain, if possible, the equality of the number of directors in each class. If such equality is not possible, the increase or decrease shall be apportioned among the classes in such a way that the difference in the number of directors in any two classes shall not exceed one. The names of the individuals who will serve as initial directors until their successors are elected and qualified are as follows:

          Class I:       Francis L. Fraenkel
                         Sidney W. Lassen

          Class II:      Thomas A. Masilla, Jr.
                         James A. McFarland
                         Theodore H. Strauss

          Class III:     J. Terrell Brown
                         Harold B. Judell
                         Richard L. Pearlstone

SECTION 4.  REMOVAL OF DIRECTORS.

          Subject to the rights of holders of any class separately entitled to elect one or more directors, a director may be removed from office but only for cause and only by the affirmative vote of the holders of at least 75% of the combined voting power of all shares of capital stock entitled to be cast in the election of directors voting together as a single class, at a meeting of stockholders called expressly for that purpose.

SECTION 5.  FILLING VACANCIES.

          Subject to the rights of the holder of any class of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office, or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office (whether or not constituting a quorum) or, unless the Corporation has elected to be subject to the provisions of
Section 3-804(c) of the Maryland General Corporation Law, the required vote of the stockholders of the Corporation. A director so chosen by the stockholders shall hold office for the balance of the term then remaining. Unless the Corporation has elected to be subject to the provisions of Section 3-804(c) of the Maryland General Corporation Law, a director so chosen by the remaining directors shall hold office until the next annual meeting of stockholders, at which time the stockholders shall elect a director to hold office for the balance of the term then remaining. No decrease in the number of directors constituting the Board of Directors shall affect the tenure of office of any director.

SECTION 6.  BOARD AUTHORIZATION OF SHARE ISSUANCES.

          The Board of Directors of the Corporation may authorize the issuance from time to time of Stock of any class, whether now or hereafter authorized, or securities convertible into Stock of any class, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws of the Corporation.

SECTION 7.  PREEMPTIVE RIGHTS.

          No holder of any Stock or any other securities of the Corporation, whether now or hereafter authorized, shall have any preemptive right to subscribe for or purchase any Stock or any other securities of the Corporation other than such, if any, as the Board of Directors, in its sole discretion, may determine and at such price or prices and upon such other terms as the Board of Directors, in its sole discretion, may fix; and any Stock or other securities which the Board of Directors may determine to offer for subscription may, as the Board of Directors in its sole discretion shall determine, be offered to the holders of any class, series or type of Stock or other securities at the time outstanding to the exclusion of the holders of any or all other classes, series or types of stock or other securities at the time outstanding.

SECTION 8.  AMENDMENTS TO THE BYLAWS.

          In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, repeal, alter, amend and rescind the Bylaws of the Corporation. Notwithstanding any other provision of the Charter or the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law), the Bylaws shall not be made, repealed, altered, amended or rescinded by the stockholders of the Corporation except by (1) the affirmative vote of not less than 75% of the aggregate votes entitled to be cast (considered for this purpose as one class) at a meeting of the stockholders called for that purpose (provided that notice of such proposed adoption, repeal, alteration, amendment or recission is included in the notice of such meeting) or (2) as set forth above, by the Board of Directors.

SECTION 9.  CERTAIN OTHER DETERMINATIONS BY THE BOARD OF DIRECTORS.

          The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the Charter and in the absence of actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be final and conclusive and shall be binding upon the Corporation and every holder of Stock: the manner in which distributions are to be made to stockholders; the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of Stock or the payment of other distributions on Stock; the amount of paid-in surplus, net assets, annual or other

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

net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation nor liability for which such reserves or charges shall have been created shall have been paid or discharged); the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation; and any matters relating to the acquisition, holding and disposition of any assets of the Corporation.

SECTION 10. RESERVED POWERS OF THE BOARD OF DIRECTORS.

          The enumeration and definition of particular powers of the Board of Directors included in this Article VII shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other provision of the charter of the Corporation, or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board of Directors under the general laws of the State of Maryland as now or hereafter in force.

SECTION 11. CERTAIN DEFINITIONS.

          For purposes of Articles VII and VIII:

          (a) The term "Advisor" shall mean an entity responsible for directing or performing the day-to-day business affairs of the Corporation including a person or entity to which an Advisor subcontracts substantially all of such functions.

          (b) The term "Independent Directors" shall mean the Directors of the Corporation who are not affiliated, directly or indirectly, with an Advisor of the Corporation whether by ownership of, ownership interest in, employment by, any material business or professional relationship with, or serves as an officer or director of such Advisor of an affiliated business entity of such Advisor. A Director shall not be considered independent if he is serving as a Director for more than three real estate investment trusts organized by the same Sponsor. Independent Directors shall also mean those who perform no other services for the Corporation, except as Directors. An indirect relationship shall include circumstances in which a member of the immediate family of a Director has one of the foregoing relationships with an Advisor of the Corporation or entity for which he serves as Director.

          (c) The term "Unimproved Real Property" shall mean property of the Corporation which has the following three characteristics: (1) an equity interest in property which was not acquired for the purpose of producing rental or other operating income, (2) has no development or construction in process on such property, and (3) no development or construction on such property is planned in good faith to commence on such land within one year.

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

                                  ARTICLE VIII

                PROVISIONS FOR DEFINING, LIMITING AND REGULATING
                  CERTAIN POWERS OF THE CORPORATION AND OF THE
                           STOCKHOLDERS AND DIRECTORS

SECTION 1.  PROHIBITED TRANSACTIONS.

          The Corporation shall not:

          (a) Invest more than 10% of its assets in Unimproved Real Property or mortgage loans on Unimproved Real Property;

          (b) Invest in commodities or commodity future contracts, other than interest rate futures used solely for hedging purposes;

          (c) Issue equity securities redeemable at the option of the holder thereof;

          (d) Issue options or warrants to purchase Common Stock of the Corporation at an exercise price of less than the fair market value of the Common Stock or which are for more than 10% of the shares of Common Stock on the date such option or warrant is granted, provided, however, that the Corporation may issue options to Directors of the Corporation with an exercise price less than the fair market value of Common Stock on the date the option is granted pursuant to a plan under which (1) a Director waives the right to all or part of the annual Director's fee in return for the granting of such option and (2) the sum of (A) the exercise price per share of Common Stock pursuant to the plan and
(B) the per share amount of Director's fee waived in connection with the granting of the option is equal to the fair market value of a share of Common Stock on the date the option is granted;

          (e) Invest in real estate contracts for sale, unless such real estate contracts are in recordable form and appropriately recorded in the chain of title;

          (f) Invest in mortgage loans unless an appraisal is obtained for the underlying property; or

          (g) Allow the aggregate borrowing of the Corporation to exceed 300% of the Net Assets of the Corporation, unless the Independent Directors determine that a higher level of borrowing is appropriate.

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

SECTION 2.  RELATED PARTY TRANSACTIONS.

          Without limiting any other procedure available by law or otherwise to the Corporation, the Board of Directors may authorize any agreement or other transaction with any person, corporation, association, company, trust, partnership (limited or general) or other organization, although one or more of the directors or officers of the Corporation may be a party to any such agreement or any officer, director, stockholder or member of such other party (an "Interested Officer/Director"), and no such agreement or transaction shall be invalidated or rendered void or voidable solely by reason of the existence of any such relationship if: ii) the existence is disclosed or known to the Board of Directors, and the contract or transaction is authorized, approved or ratified by the affirmative vote of a majority of the disinterested directors, even if they constitute less than a quorum of the Board of Directors; or (ii) the existence is disclosed to the stockholders entitled to vote, and the contract or transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote, other than the votes of the stock held of record by the Interested Officers/Directors; or (iii) the contract or transaction is fair and reasonable to the Corporation. Any Interested Officer/Director of the Corporation or the stock owned by them or by a corporation, association, company, trust, partnership (limited or general) or other organization in which an Interested Officer/Director may have an interest, may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee of the Board of Directors or at a meeting of the stockholders, as the case may be, at which the contract or transaction is authorized, approved or ratified.

SECTION 3.  REIT QUALIFICATION.

          After the Corporation has initially elected to qualify as a REIT under the Code, the Board of Directors shall use its reasonable best efforts to cause the Corporation and its stockholders to qualify for U.S. federal income tax treatment in accordance with the provision of the Code applicable to a REIT. In furtherance of the foregoing, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary, and may take such actions as in its sole judgment and discretion are desirable, to preserve the status of the Corporation as a REIT, provided, however, that if the Board of Directors determines in its discretion, that it is no longer in the best interests of the Corporation to continue to have the Corporation qualify as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation's REIT election pursuant to Section 856(g) of the Code. Nothing contained in the Charter shall limit the authority of the Board of Directors to take such action as it in its sole discretion deems necessary or advisable to protect the Corporation and the interests of the stockholders by maintaining the Corporation's eligibility to be, and preserving the Corporation's status as, a qualified REIT under the Code.

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

SECTION 4.  OTHER CONSIDERATIONS.

          The Board of Directors shall, in connection with the exercise of its business judgment involving a Business Combination (as defined in Section 3-601 of the Maryland General Corporation Law) or any actual or proposed transaction which would or may involve a change in control of the Corporation (whether by purchases of shares of stock or any other securities of the Corporation in the open market, or otherwise, tender offer, merger, consolidation, dissolution, liquidation, sale of all or substantially all of the assets of the Corporation, proxy solicitation or otherwise), in determining what is in the best interests of the Corporation and its stockholders and in making any recommendation to its stockholders, give due consideration to all relevant factors, including but not limited to (a) the economic effect, both immediate and long-term, upon the Corporation's stockholders, including stockholders, if any, who do not participate in the transaction; (b) the social and economic effect on the employees, customers of, and others dealing with, the Corporation and its subsidiaries and on the communities in which the Corporation and its subsidiaries operate or are located; (c) whether the proposal is acceptable based on the historical and current operating results or financial condition of the Corporation; (d) whether a more favorable price could be obtained for the Corporation's stock or other securities in the future; (e) the reputation and business practices of the offeror and its management and affiliates as they would affect the employees of the Corporation and its subsidiaries; (f) the future value of the stock or any other securities of the Corporation; (g) any antitrust or other legal and regulatory issues that are raised by the proposal; and (h) the business and financial condition and earnings prospects of the acquiring person or entity, including but not limited to debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition, and other likely financial obligations of the acquiring person or entity. If the Board of Directors determines that any proposed Business Combination (as defined in Section 3-601 of the Maryland General Corporation Law) or actual or proposed transaction which would or may involve a change in control of the Corporation should be rejected, it may take any lawful action to defeat such transaction, including but not limited to any or all of the following: advising stockholders not to accept the proposal; instituting litigation against the party making the proposal; filing complaints with governmental and regulatory authorities; acquiring the stock or any of the securities of the Corporation; selling or otherwise issuing authorized but unissued stock, other securities or granting options or rights with respect thereto; acquiring a company or assets which would create an antitrust or other regulatory problem for the party making the proposal; and obtaining a more favorable offer from another individual or entity.

SECTION 5.  STOCKHOLDER PROPOSALS.

          For any stockholder proposal to be presented in connection with an annual meeting of stockholders of the Corporation, including any proposal relating to the nomination of a director to be elected to the Board of Directors of the Corporation, the stockholders must have given timely written notice thereof in writing to the Chairman of the Board of the Corporation in the manner and containing the information required by the Bylaws. Stockholder proposals to be presented in connection with a special meeting of stockholders will be presented by the Corporation only to the extent required by Section 2-502 of the Maryland General Corporation Law.

SECTION 6.  VOTING REQUIREMENTS.

          Notwithstanding any provision of law requiring the authorization of any action by a greater proportion than a majority of the total number of shares of all classes of capital stock or the total number of shares of any class of capital stock, such action shall be valid and effective if authorized by the affirmative vote of the holders of a majority of the total number of shares of all classes and entitled to vote thereon, except as otherwise provided in the Charter of the Corporation. All mergers, consolidations, share exchanges, recapitalization or dissolutions to which the Corporation is a party and all sales of all or substantially all the assets of the Corporation shall not be valid and effective unless advised by at least 75% of the Board of Directors.


                                   ARTICLE IX

                             BUSINESS COMBINATIONS

          The Corporation has elected to incorporate in the State of Maryland with the intention to rely on the provisions of Subtitle 6, Special Voting Requirements, (Sections 3-601 through Sections 3-603 at the date of incorporation) of the Maryland General Corporation Law ("Subtitle 6") as it may be amended or renumbered from time to time; provided, however, that in the event the provisions of Subtitle 6 are effectively repealed or otherwise deleted from the Maryland General Corporation Law or any other Maryland statute governing the Corporation, the Corporation hereby incorporates by reference in this Article IX of this Charter the provisions of Subtitle 6 as in effect on the date of the Company's incorporation in Maryland with the same effect as if such provisions had been set forth in full text in this Article IX.


                                   ARTICLE X

                                INDEMNIFICATION
                          AND LIMITATION OF LIABILITY

SECTION 1.  INDEMNIFICATION.

          The Corporation shall provide any indemnification permitted by the laws of Maryland and shall indemnify directors, officers, agents and employees as follows: (a) the Corporation shall indemnify its directors and officers, whether serving the Corporation or at its request any other entity, to the full extent required or permitted by the General Laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law and (b) the Corporation shall indemnify other employees and agents, whether serving the Corporation or at its request any other entity, to such extent as shall be authorized by the Board of Directors or the Corporation's Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal or shall limit or eliminate the rights granted under indemnification agreements entered into by the corporation and its directors, officers, agents and employees.

SECTION 2.  LIMITATION OF LIABILITY.

          To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. No amendment of the Charter of the Corporation or repeal any of its provisions shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or omission which occurred prior to such amendment or repeal.


                                   ARTICLE XI

                                   AMENDMENTS

          (a) Right to Amend Charter. The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Charter, including any amendments changing the terms or contract rights, as expressly set forth in the Charter, of any of its outstanding stock by classification, reclassification or otherwise.

          (b) Certain Amendments Requiring Special Director Approval. Any amendment to, repeal of or adoption of any provision inconsistent with Article V, Section 2 (REIT related restrictions), Article VI, Article VII, Article IX,
Article X or this Article XI will be effective only if it is also advised by at least 75% of the Board of Directors.

          (c) Certain Amendments Requiring Special Stockholder Vote. Any provision of the Charter of the Corporation to the contrary notwithstanding:

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

               (i) Article VII, Section 3 (classification of directors),
          Section 4 (removal of directors) and Section 8 (amendments of Bylaws);
          Article IX (business combinations); Article X (indemnification and limitation of liability); and this Article XI shall not be amended, altered, rescinded or repealed; and

               (ii) no provision imposing cumulative voting in the election of directors may be added to the Charter of the Corporation;

unless in each such case, in addition to any vote required by the terms of then outstanding Preferred Stock, such action is approved by the affirmative vote of the holders of not less than 75% of all of the votes entitled to be cast on the matter.

          IN WITNESS WHEREOF, I have adopted and signed these Articles of Incorporation and do hereby acknowledge that the adoption and signing are my act.

Dated:    ________________, 2001


                                    /s/ Kayla E. Klos
                                    ------------------------------------
                                    Kayla E. Klos, Incorporator

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